Exhibit 4.1

PROMISSORY NOTE

$500,000.00

Date: May 4, 2026

FOR VALUE RECEIVED, Off The Hook YS, Inc., a Nevada corporation (“Maker”), hereby promises to pay to the order of Ismael Perera (“Payee”), the principal sum of Five Hundred Thousand Dollars ($500,000.00).

1. No Interest. This Promissory Note shall bear no interest.

2. Payment and Maturity. The entire outstanding principal balance shall be due and payable in full on the first (1st) Business Day occurring after the date that is three hundred sixty-five (365) days following May 4, 2026 (the “Maturity Date”).

“Business Day” means any day other than a Saturday, Sunday, or a legal holiday on which banks are authorized or required to close in the State of Florida.

3. Prepayment. Maker may prepay this Note, in whole or in part, at any time without penalty or premium.

4. Unsecured Obligation. This Note is unsecured and does not grant Payee any lien, security interest or other encumbrance on any assets of Maker.

Payee acknowledges and agrees that this Note is unsecured and that Payee shall not file or record any financing statement (including any UCC-1) or other instrument asserting a lien or security interest in any assets of Maker.

5. Events of Default. Each of the following shall constitute an “Event of Default”:

(a) failure of Maker to pay the principal when due, which continues for five (5) Business Days after written notice from Payee;

(b) voluntary dissolution or liquidation of Maker; or

(c) commencement of a bankruptcy or insolvency proceeding by or against Maker that is not dismissed within sixty (60) days.

6. Remedies. Upon the occurrence and continuation of an Event of Default, Payee, may declare the entire unpaid principal immediately due and payable under this Note and may exercise any and all other rights and remedies available at law or in equity.

7. Waivers. Maker hereby waives presentment, demand, protest and notice of dishonor, except as expressly set forth herein.

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8. Governing Law; Venue. This Note shall be governed by and construed in accordance with the laws of the State of Florida. Any action arising out of or relating to this Note shall be brought in the state courts located in Miami Dade, Florida, and the parties hereby submit to the jurisdiction thereof.

9. Attorneys’ Fees. In the event of any dispute arising out of or relating to this Note, Payee shall be entitled to recover its reasonable attorneys’ fees and costs, including those incurred at trial and on appeal.

10. Assignment. This Note may not be assigned by either party without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that Payee may assign this Note to an affiliate upon written notice to Maker.

11. Amendments. This Note may be amended only by a written agreement signed by both Maker and Payee.

12. Relationship to Purchase Agreement. This Note is issued pursuant to that certain Membership Interest Purchase Agreement dated February 13, 2026, as amended, and shall be interpreted consistently therewith. A default by Maker under that Agreement or under the Main Note (defined below herein ) shall constitute a default under this Note.

13. No Partnership or Fiduciary Relationship. Nothing contained in this Promissory Note shall be deemed or construed to create any partnership, joint venture, fiduciary or agency relationship between Maker and Payee.

14. Relationship to Main Note. This Promissory Note is issued in connection with that certain Promissory Note in the original principal amount of $2,466,667 (the “Main Note”) made by Maker in favor of the parties identified therein.

Notwithstanding anything to the contrary, all payments due to Payee under this Note shall be paid in priority to any payments due under the Main Note.

A failure by Maker to pay any amounts when due under this Note after expiration of any applicable notice and cure period shall constitute an Event of Default under the Main Note, and a failure by Maker to pay any amounts when due under the Main Note after expiration of any applicable notice and cure period shall constitute an Event of Default under this Note.

For the avoidance of doubt, the foregoing shall not modify the maturity date or payment terms of the Main Note, except to the extent of the payment priority set forth above.

IN WITNESS WHEREOF, Maker has executed this Promissory Note as of the date first written above.

(SIGNATURES ON NEXT PAGE)

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MAKER:

OFF THE HOOK YS, INC.,
a Nevada corporation

By:
Name:	Brian S. John
Title:	Chief Executive Officer

PAYEE:

Ismael Perera

Signature:
Name:	Ismael Perera
Date:

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